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Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4/A) and related Prospectus of WillScot Corporation for the registration of 116,193,176 shares of its Class A common stock and to the incorporation by reference therein of our reports dated March 2, 2020, with respect to the consolidated financial statements of WillScot Corporation and the effectiveness of internal control over financial reporting of WillScot Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, Maryland
April 30, 2020

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  Exhibit 23.3